Exhibit 99.5

Consent of Person About to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Robert W. Conn, hereby consent to being named in the Proxy Statement/Prospectus included in the Registration Statement to which this consent is an exhibit as a person who will become, subject to my election by the shareholders of ST Assembly Test Services Ltd (the “Company”), a director of the Company effective upon the closing of the merger of the Company and ChipPAC, Inc.

Dated: April 2, 2004

/s/ ROBERT W. CONN

Robert W. Conn